Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

ICG

Investor Relations

610-727-6900

IR@icg.com

ICG Company Channel Intelligence to be Acquired by Google

Radnor, PA — (February 6, 2013) — ICG Group, Inc. (Nasdaq: ICGE) (“ICG”) is pleased to announce that one of its consolidated companies, Channel Intelligence, Inc. (“CI”), has entered into a definitive agreement to be acquired by Google Inc. (Nasdaq: GOOG) for $125 million in cash. The transaction, which is subject to customary closing conditions, is expected to be completed in the first quarter of 2013.

ICG is expected to realize approximately $60.5 million in connection with the transaction. A portion of ICG’s proceeds will be held in escrow and will be subject to potential identification claims. ICG does not expect to owe any income taxes in connection with the transaction.

“Building upon the perseverance and strong foundation laid by CI’s founder Rob Wight, I am extremely proud of the work we accomplished at CI,” said Doug Alexander, CEO of CI and President of ICG. “With the talent and hard work of the entire CI team, we successfully navigated a very complex marketplace, ending a record year that culminated in this very exciting acquisition.”

“The sale of CI to Google is a testament to the quality of its technology and its strong team led by ICG President, Doug Alexander, who positioned the company to succeed in the rapidly growing e-marketing industry,” said Walter Buckley, CEO of ICG. “As drivers and architects of CI’s growth and success, we are very pleased with this outcome.”

“I am thrilled to see the recognition of value for what this company has accomplished,” said Rob Wight, Founder and Chairman of CI. “Our vision for CI started with the desire to simplify the online shopping experience. Under the leadership of Doug and ICG, CI greatly enhanced its value proposition to its customers and partners. I am very proud to see our vision executed to this great outcome.”

About ICG

ICG (Nasdaq: ICGE) identifies, capitalizes and grows companies in the cloud-based software and services sectors. These companies transform the way business is done by enabling enterprises to increase efficiencies and improve and automate critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market-changers and market-leaders. ICG is focused on building profitable businesses in the cloud-based software and services sectors by infusing them with management expertise, strategic and operational guidance, as well as growth capital.

About Channel Intelligence

Channel Intelligence helps marketers outperform online with its CI Boost services: Facebook Platform, Where-to-Buy, Product Search Engines and Shopping Engine solutions. Relied upon by companies such as Target, Philips, HP, Neiman Marcus, Best Buy and Kimberly-Clark, CI tracks nearly 15 percent of US transactions online and drives $2 billion in sales annually in referred sales online in computing products, home improvement products, appliances, consumer electronics, toys and a variety of other consumer packaged goods. CI is owned by ICG and Aweida Capital Management. Learn more at www.channelintelligence.com.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future performance of our companies, acquisitions or dispositions of interests in companies, the effect of economic conditions generally, capital spending by customers, development of the e-commerce and information technology markets and uncertainties detailed in our filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.